Exhibit 99.1

ATC Venture Group Inc. Settles Lawsuit against Kolpin Outdoors, Inc. and its owners, FCF Partners LP.

Minnetonka, MN, November 1, 2012—(BUSINESS WIRE)—ATC Venture Group Inc. (AMEX:ATC) announced that the Company has settled its lawsuit against Kolpin Outdoors, Inc. of Fox Lake, WI and its owners, FCF Partners LP of Milwaukee, WI, the purchaser of its Cycle Country Accessories product line.

The Company filed suit in U.S. District Court to enforce its agreement with Kolpin Outdoors and FCF Partners after Kolpin failed to make payments to the Company under the Asset Purchase Agreement between the Company and Kolpin Outdoors, Inc., and FCF Partners refused to pay on its limited guaranty of those payments.

On September 13, 2012, the Company, Kolpin Outdoors and FCF Partners reached a settlement agreement, in principle, which provided for a substantial payment to the Company as part of the settlement and the restructuring of the deferred purchase price to terms the Company believes provide a more favorable royalty and payment structure than previously provided in the Purchase Agreement.  Further, as part of the settlement, FCF Partners agreed to fully guarantee Kolpin’s performance and payment of all amounts owed to the Company under the settlement agreement.

Effective October 26, 2012, Chief Magistrate Judge Boylan of the United States District Court for the State of Minnesota resolved certain disagreements between the parties concerning a written settlement agreement and ordered that the settlement that the parties had agreed to in Court on September 13, 2012 is binding and fully enforceable as provided in the written settlement agreement attached to the Court’s order.

For more information, contact: Robert Davis, CEO at 952-215-3100.